EXHIBIT 99

                                FOR: Consolidated Graphics, Inc.

                        APPROVED BY: Ronald E. Hale, Jr.
                                     Vice President & Treasurer
                                     (713) 787-0977

                            CONTACT: Betsy Brod/Jonathan Schaffer
                                     Media: Merridith Ingram/Jennifer Kirksey
                                     Morgen-Walke Associates, Inc.
                                     (212) 850-5600

FOR IMMEDIATE RELEASE

         CONSOLIDATED GRAPHICS EXPANDS DIGITAL MEDIA SERVICES GROUP WITH
                     ACQUISITION OF MARYLAND COMPOSITION.COM

     Houston, Texas - September 24, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) announced today the acquisition of Maryland Composition.com of Baltimore, Maryland. Maryland Comp.com is a digital media service provider specializing in the conversion, repurposing, and management of electronic media for a broad range of clients and industries. Calvin Cox, President, will continue to lead the company upon completion of the transaction.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, said, "The addition of Maryland Comp.com bolsters our company-wide digital and electronic media capabilities by adding significant expertise and capacity in the areas of digital conversion and data repurposing. This will be very valuable as we continue to advance the electronic and Internet-related services offered at our 63 other companies."

     Calvin Cox, President of Maryland Comp.Com said, "We are very pleased to be joining Consolidated Graphics as our businesses are very complementary. Not only do we provide digital media services to a high-quality customer base, but our clients are also buyers of significant printing volume. We think it is a great fit for both companies."

     John Green, Executive Vice President of Digital and Electronic Media Services for Consolidated Graphics added, "We have worked closely with Calvin Cox and Maryland Comp.com for a number of years and recognized an opportunity to expand the depth of our technology team at Consolidated Graphics. We welcome Calvin and his talented staff to our group."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies operating in 25 states with annualized revenues in excess of $695 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

                                      # # #